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                      September 25, 2023

       Robert Perri
       Chief Executive Officer
       OceanPal Inc.
       Pendelis 26, 175 64 Palaio
       Faliro, Athens, Greece

                                                        Re: OceanPal Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-40930

       Dear Robert Perri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation